EXHIBIT 10.1
ALARM.COM HOLDINGS, INC.
STOCK OPTION GRANT NOTICE
(2015 EQUITY INCENTIVE PLAN)
Alarm.com Holdings, Inc. (the “Company”), pursuant to its 2015 Equity Incentive Plan (the “Plan”), hereby grants to Optionholder an option to purchase the number of shares of the Company’s Common Stock set forth below. This option is subject to all of the terms and conditions as set forth in this notice, in the Option Agreement, the Plan and the Notice of Exercise, all of which are attached hereto and incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Option Agreement will have the same definitions as in the Plan or the Option Agreement. If there is any conflict between the terms in this notice and the Plan, the terms of the Plan will control.

Optionholder:
Date of Grant:
Vesting Commencement Date:
Number of Shares Subject to Option:
Exercise Price (Per Share):
Total Exercise Price:
Expiration Date:

Type of Grant:	☐	Incentive Stock Option	☐	Nonstatutory Stock Option

Exercise Schedule:	☐	Same as Vesting Schedule	☐	Early Exercise Permitted

Vesting Schedule:		[_________________________________]

Payment:	By one or a combination of the following items (described in the Option Agreement):

	☐	By cash, check, bank draft or money order payable to the Company
	☐	Pursuant to a Regulation T Program if the shares are publicly traded
	☐	By delivery of already-owned shares if the shares are publicly traded
	☐	If and only to the extent this option is a Nonstatutory Stock Option, and subject to the Company’s consent at the time of exercise, by a “net exercise” arrangement

[Forfeiture:	This option is subject to the forfeiture provisions of Section 11 of the Option Agreement.]

Additional Terms/Acknowledgements: Optionholder acknowledges receipt of, and understands and agrees to, this Stock Option Grant Notice, the Option Agreement and the Plan. Optionholder acknowledges and agrees that this Stock Option Grant Notice and the Option Agreement may not be modified, amended or revised except as provided in the Plan. Optionholder further acknowledges that as of the Date of Grant, this Stock Option Grant Notice, the Option Agreement, and the Plan set forth the entire understanding between Optionholder and the Company regarding this option award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) options previously granted and delivered to Optionholder, (ii) any compensation recovery policy that is adopted by the Company or is otherwise required by applicable law and (iii) any written employment or severance arrangement that would provide for vesting acceleration of this option upon the terms and conditions set forth therein.

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By accepting this option, Optionholder consents to receive such documents by electronic delivery and to participate in the Plan through an online or electronic system established and maintained by the Company or another third party designated by the Company.

ALARM.COM HOLDINGS, INC. By:____________________________________	OPTIONHOLDER: _______________________________________
Signature	Signature

Title:__________________________________	Date:___________________________________

Date:__________________________________

ATTACHMENTS: Option Agreement, 2015 Equity Incentive Plan and Notice of Exercise
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ATTACHMENT I
OPTION AGREEMENT

ALARM.COM HOLDINGS, INC.
2015 EQUITY INCENTIVE PLAN

OPTION AGREEMENT
(INCENTIVE STOCK OPTION OR NONSTATUTORY STOCK OPTION
Pursuant to your Stock Option Grant Notice (“Grant Notice”) and this Option Agreement, Alarm.com Holdings, Inc. (the “Company”) has granted you an option under its 2015 Equity Incentive Plan (the “Plan”) to purchase the number of shares of the Company’s Common Stock indicated in your Grant Notice at the exercise price indicated in your Grant Notice. The option is granted to you effective as of the date of grant set forth in the Grant Notice (the “Date of Grant”). If there is any conflict between the terms in this Option Agreement and the Plan, the terms of the Plan will control. Capitalized terms not explicitly defined in this Option Agreement or in the Grant Notice but defined in the Plan will have the same definitions as in the Plan.
The details of your option, in addition to those set forth in the Grant Notice and the Plan, are as follows:
1.VESTING. Subject to the provisions contained herein, your option will vest as provided in your Grant Notice. Vesting will cease upon the termination of your Continuous Service.
2.CHANGES TO CONTINUOUS SERVICE.
(a)In the event that your regular responsibilities or level of commitment in the performance or the terms of your services for the Company or any Affiliate are reduced or changed at your request (including, but not limited to a change in your primary job location or, if you are an employee, a reduction in hours or scope of employment) after the Date of Grant of your option, the Board may (x) make a complete or partial corresponding reduction in the number of shares subject to any portion of your option that is scheduled to vest after the date of such change or (y) in lieu of or in combination with such a reduction, extend the vesting schedule applicable to your option. In the event of any such reduction or cancellation, you shall have no right with respect to any portion of your option that is so reduced or cancelled.
(b)Your option is subject to the Company’s leave of absence policy and the treatment of your option thereunder, which treatment may include (x) a complete or partial reduction in the number of shares subject to any portion of your options that is scheduled to vest after the date a leave of absence commences or (y) in lieu of or in combination with such a reduction, the extension of the vesting schedule applicable to your option. In the event of any such reduction or cancellation, you shall have no right with respect to any portion of your option that is so reduced or cancelled.
3.NUMBER OF SHARES AND EXERCISE PRICE. The number of shares of Common Stock subject to your option and your exercise price per share in your Grant Notice will be adjusted for Capitalization Adjustments.
4.EXERCISE RESTRICTION FOR NON-EXEMPT EMPLOYEES. If you are an Employee eligible for overtime compensation under the Fair Labor Standards Act of 1938, as amended (that is, a “Non-Exempt Employee”), and except as otherwise provided in the Plan, you may not exercise your option until you have completed at least six (6) months of Continuous Service measured from the Date of Grant, even if you have already been an employee for more than six (6) months. Consistent with the provisions of the Worker Economic Opportunity Act, you may exercise your option as to any vested portion prior to such six (6) month anniversary in the case of (i) your death or disability, (ii) a Corporate Transaction in which your option is not assumed, continued or substituted, (iii) a Change in Control or (iv) your termination of Continuous Service on your “retirement” (as defined in the Company’s benefit plans).

5.METHOD OF PAYMENT. You must pay the full amount of the exercise price for the shares you wish to exercise. You may pay the exercise price in cash or by check, bank draft or money order payable to the Company or in any other manner permitted by your Grant Notice, which may include one or more of the following:
(a)Pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of Common Stock, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds. This manner of payment is also known as a “broker-assisted exercise”, “same day sale”, or “sell to cover”.
(b)By delivery to the Company (either by actual delivery or attestation) of already-owned shares of Common Stock that are owned free and clear of any liens, claims, encumbrances or security interests, and that are valued at Fair Market Value on the date of exercise. “Delivery” for these purposes, in the sole discretion of the Company at the time you exercise your option, will include delivery to the Company of your attestation of ownership of such shares of Common Stock in a form approved by the Company. You may not exercise your option by delivery to the Company of Common Stock if doing so would violate the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.
(c)If this option is a Nonstatutory Stock Option, subject to the consent of the Company at the time of exercise, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise of your option by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price. You must pay any remaining balance of the aggregate exercise price not satisfied by the “net exercise” in cash or other permitted form of payment. Shares of Common Stock will no longer be outstanding under your option and will not be exercisable thereafter if those shares (i) are used to pay the exercise price pursuant to the “net exercise,” (ii) are delivered to you as a result of such exercise, and (iii) are withheld to satisfy your tax withholding obligations.
6.WHOLE SHARES. You may exercise your option only for whole shares of Common Stock.
7.SECURITIES LAW COMPLIANCE. In no event may you exercise your option unless the shares of Common Stock issuable upon exercise are then registered under the Securities Act or, if not registered, the Company has determined that your exercise and the issuance of the shares would be exempt from the registration requirements of the Securities Act. The exercise of your option also must comply with all other applicable laws and regulations governing your option, and you may not exercise your option if the Company determines that such exercise would not be in material compliance with such laws and regulations (including any restrictions on exercise required for compliance with Treas. Reg. 1.401(k)-1(d)(3), if applicable).
8.TERM. You may not exercise your option before the Date of Grant or after the expiration of the option’s term. The term of your option expires, subject to the provisions of Section 5(h) of the Plan, upon the earliest of the following:
(a)immediately upon the date on which the event giving rise to your termination of Continuous Service for Cause occurs (or, if required by law, the date of termination of Continuous Service for Cause);
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(b)three (3) months after the termination of your Continuous Service for any reason other than Cause, your Disability or your death (except as otherwise provided in Section 8(d) below); provided, however, that if during any part of such three (3) month period your option is not exercisable solely because of the condition set forth in the section above relating to “Securities Law Compliance,” your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service; provided further, if during any part of such three (3) month period, the sale of any Common Stock received upon exercise of your option would violate the Company’s insider trading policy, then your option will not expire until the earlier of the Expiration Date or until it has been exercisable for an aggregate period of three (3) months after the termination of your Continuous Service during which the sale of the Common Stock received upon exercise of your option would not be in violation of the Company’s insider trading policy. Notwithstanding the foregoing, if (i) you are a Non-Exempt Employee, (ii) your Continuous Service terminates within six (6) months after the Date of Grant, and (iii) you have vested in a portion of your option at the time of your termination of Continuous Service, your option will not expire until the earlier of (x) the later of (A) the date that is seven (7) months after the Date of Grant, and (B) the date that is three (3) months after the termination of your Continuous Service, and (y) the Expiration Date;
(c)twelve (12) months after the termination of your Continuous Service due to your Disability (except as otherwise provided in Section 8(d)) below;
(d)eighteen (18) months after your death if you die either during your Continuous Service;
(e)the Expiration Date indicated in your Grant Notice; or
(f)the day before the tenth (10th) anniversary of the Date of Grant.
If your option is an Incentive Stock Option, note that to obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the Date of Grant and ending on the day three (3) months before the date of your option’s exercise, you must be an employee of the Company or an Affiliate, except in the event of your death or Disability. The Company has provided for extended exercisability of your option under certain circumstances for your benefit but cannot guarantee that your option will necessarily be treated as an Incentive Stock Option if you continue to provide services to the Company or an Affiliate as a Consultant or Director after your employment terminates or if you otherwise exercise your option more than three (3) months after the date your employment with the Company or an Affiliate terminates.
9.EXERCISE.
(a)You may exercise the vested portion of your option (and the unvested portion of your option if your Grant Notice so permits) during its term by (i) delivering a Notice of Exercise (in a form designated by the Company) or completing such other documents and/or procedures designated by the Company for exercise (including, if applicable, the delivery of an Early Exercise Restricted Stock Purchase Agreement, as contemplated by Section 9(d), below) and (ii) paying the exercise price and any applicable withholding taxes to the Company’s Secretary, stock plan administrator, or such other person as the Company may designate, together with such additional documents as the Company may then require.
(b)By exercising your option you agree that, as a condition to any exercise of your option, the Company may require you to enter into an arrangement providing for the payment by you to the Company of any tax withholding obligation of the Company arising by reason of (i) the exercise of your option, (ii) the lapse of any substantial risk of forfeiture to which the shares of Common Stock are subject at or after the time of exercise, or (iii) the disposition of shares of Common Stock acquired upon such exercise.
(c)If your option is an Incentive Stock Option, by exercising your option you agree that you will notify the Company in writing within fifteen (15) days after the date of any disposition of any of the shares of the Common Stock issued upon exercise of your option that occurs within two (2)
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years after the Date of Grant or within one (1) year after such shares of Common Stock are transferred upon exercise of your option.
(d)Exercise Prior to Vesting (“Early Exercise”). If permitted in your Grant Notice (i.e., the “Exercise Schedule” indicates “Early Exercise Permitted”) and subject to the provisions of your option, you may elect at any time that is both (i) during the period of your Continuous Service and (ii) during the term of your option, to exercise all or part of your option, including the unvested portion of your option; provided, however, that:
(i)a partial exercise of your option shall be deemed to cover first vested shares of Common Stock and then the earliest vesting installment of unvested shares of Common Stock;
(ii)as a condition of such exercise, you shall enter into the Company’s form of Early Exercise Restricted Stock Purchase Agreement as provided by the Company at the time of exercise with a vesting schedule that will result in the shares of restricted Common Stock being subject to same vesting schedule and other conditions as if no early exercise had occurred;
(iii)any shares of Common Stock so purchased from installments that have not vested as of the date of exercise shall be subject to the risk of forfeiture and repurchase and reacquisition restrictions in favor of the Company as set forth in the Early Exercise Restricted Stock Purchase Agreement; and
(iv)if your option is an Incentive Stock Option, then, to the extent that the aggregate Fair Market Value (determined at the time of grant) of the shares of Common Stock with respect to which your option plus all other Incentive Stock Options you hold are exercisable for the first time by you during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, your option(s) or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options.
10.TRANSFERABILITY. Except as otherwise provided in this Section 10, your option is not transferable, except by will or by the laws of descent and distribution, and is exercisable during your life only by you.
(a)Certain Trusts. Upon receiving written permission from the Board or its duly authorized designee, you may transfer your option to a trust if you are considered to be the sole beneficial owner (determined under Section 671 of the Code and applicable state law) while the option is held in the trust. You and the trustee must enter into transfer and other agreements required by the Company.
(b)Domestic Relations Orders. Upon receiving written permission from the Board or its duly authorized designee, and provided that you and the designated transferee enter into transfer and other agreements required by the Company, you may transfer your option pursuant to the terms of a domestic relations order, official marital settlement agreement or other divorce or separation instrument as permitted by Treasury Regulation 1.421-1(b)(2) that contains the information required by the Company to effectuate the transfer. You are encouraged to discuss the proposed terms of any division of this option with the Company prior to finalizing the domestic relations order or marital settlement agreement to help ensure the required information is contained within the domestic relations order or marital settlement agreement. If this option is an Incentive Stock Option, this option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.
(c)Beneficiary Designation. Upon receiving written permission from the Board or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company and any broker designated by the Company to handle option exercises, designate a third party who, on your death, will thereafter be entitled to exercise this option and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, your executor or administrator of your estate will be entitled to exercise this option and receive, on behalf of your estate, the Common Stock or other consideration resulting from such exercise.
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11.FORFEITURE FOR DETRIMENTAL ACTIVITY
(a)Definition of Detrimental Activity. Notwithstanding any other provision of this Option Agreement to the contrary, you shall not engage, directly or indirectly, in any Detrimental Activity prior to, or during the two (2) year period following the termination of your Continuous Service (the “Restricted Period”). For purposes of this Section 11, “Detrimental Activity” shall mean: (i) to perform, provide, or attempt to perform or provide, wireless and web-enabled security system technology or wireless health solutions that is competitive with any product or service offered by the Company (“Conflicting Services”) within the Restricted Territory or assist any other company to perform or provide Conflicting Services within the Restricted Territory; (ii) to induce, or attempt to induce, any employee of the Company to be employed or perform services for you or any company that is competitive to the Company; or (iii) to solicit, divert, take away, contact, call upon, accept business from, or service any current or prospective customer, dealer or partner of the Company for the purpose of providing any wireless and web-enabled security system technology or wireless health solution that competes with any product or service then offered by the Company. For purposes of this Section 11, “Restricted Territory” means the geographic territory serviced by you within the last twelve (12) months of your employment with the Company.
(b)Forfeiture and Clawback. If you engage in any Detrimental Activity during the Restricted Period without the Company’s express written consent, the Company shall have the right to cause a forfeiture of your rights under this option and/or a clawback of proceeds you receive in connection with this option, including, but not limited to, the right to: (i) cancel any outstanding portion of the option, (ii) cause a forfeiture of any Common Stock acquired by you upon the exercise of this option (but the Company will pay you the option price without interest), and (iii) with respect to the period commencing twelve (12) months prior to and ending two (2) years following the termination of your Continuous Service, require you to pay over to the Company any consideration paid to you upon the sale, transfer or other transaction involving this option or the sale of shares of Common Stock received upon exercise of this option, in such manner and on such terms and conditions as may be required, and the Company shall be entitled to set-off against the amount of any such proceeds any amount owed to you by the Company to the fullest extent permitted by law.
(c)Remedies Cumulative. The right of the Company to cancel your option and demand a return of any shares of Common Stock and/or consideration paid to you pursuant to your option, to the extent permitted by law, is cumulative and in addition to every other right and remedy given to the Company at law or in equity, including rights to injunctive relief. In addition, you and the Company agree that this Section 11 does not supersede and shall in no way limit the application of any Invention Assignment and Restrictive Covenants Agreement between you and the Company entered into in connection with your employment with the Company, and should be interpreted consistently with any such agreement.
(d)Reform. In the event that a court finds this Section 11, or any of its restrictions, to be ambiguous, unenforceable, or invalid, you and the Company agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law. If the court declines to enforce this Section 11 in the manner provided in the preceding sentence, you and the Company agree that this Section 11 will be automatically modified to provide the Company with the maximum protection of its business interests allowed by law and you agree to be bound by this Section 11 as modified.
12.OPTION NOT A SERVICE CONTRACT. Your option is not an employment or service contract, and nothing in your option will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment. In addition, nothing in your option will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a Director or Consultant for the Company or an Affiliate.
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13.WITHHOLDING OBLIGATIONS.
(a)At the time you exercise your option, in whole or in part, and at any time thereafter as requested by the Company, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for (including by means of a “same day sale” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or an Affiliate, if any, which arise in connection with the exercise of your option.
(b)If this option is a Nonstatutory Stock Option, then upon your request and subject to approval by the Company, and compliance with any applicable legal conditions or restrictions, the Company may withhold from fully vested shares of Common Stock otherwise issuable to you upon the exercise of your option a number of whole shares of Common Stock having a Fair Market Value, determined by the Company as of the date of exercise, not in excess of the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of your option as a liability for financial accounting purposes). If the date of determination of any tax withholding obligation is deferred to a date later than the date of exercise of your option, share withholding pursuant to the preceding sentence shall not be permitted unless you make a proper and timely election under Section 83(b) of the Code, covering the aggregate number of shares of Common Stock acquired upon such exercise with respect to which such determination is otherwise deferred, to accelerate the determination of such tax withholding obligation to the date of exercise of your option. Notwithstanding the filing of such election, shares of Common Stock shall be withheld solely from fully vested shares of Common Stock determined as of the date of exercise of your option that are otherwise issuable to you upon such exercise. Any adverse consequences to you arising in connection with such share withholding procedure shall be your sole responsibility.
(c)You may not exercise your option unless the tax withholding obligations of the Company and/or any Affiliate are satisfied. Accordingly, you may not be able to exercise your option when desired even though your option is vested, and the Company will have no obligation to issue a certificate for such shares of Common Stock or release such shares of Common Stock from any escrow provided for herein, if applicable, unless such obligations are satisfied.
14.TAX CONSEQUENCES. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities. You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your option or your other compensation. In particular, you acknowledge that this option is exempt from Section 409A of the Code only if the exercise price per share specified in the Grant Notice is at least equal to the “fair market value” per share of the Common Stock on the Date of Grant and there is no other impermissible deferral of compensation associated with the option.
15.NOTICES. Any notices provided for in your option or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company. The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and this option by electronic means or to request your consent to participate in the Plan by electronic means. By accepting this option, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
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16.PERSONAL DATA. You understand that your employer, if applicable, the Company, and/or its Affiliates hold certain personal information about you, including but not limited to your name, home address, telephone number, date of birth, social security or equivalent tax identification number, salary, nationality, job title, and details of your option (the “Personal Data”). Certain Personal Data may also constitute “Sensitive Personal Data” or similar classification under applicable local law and be subject to additional restrictions on collection, processing and use of the same under such laws. Such data include but are not limited to Personal Data and any changes thereto, and other appropriate personal and financial data about you. You hereby provide express consent to the Company or its Affiliates to collect, hold, and process any such Personal Data and Sensitive Personal Data. You also hereby provide express consent to the Company and/or its Affiliates to transfer any such Personal Data and Sensitive Personal Data outside the country in which you are employed or retained, including transfers to the United States. The legal persons for whom such Personal Data are intended are the Company and any broker company providing services to the Company in connection with the administration of the Plan.
17.GOVERNING PLAN DOCUMENT. Your option is subject to all the provisions of the Plan, the provisions of which are hereby made a part of your option, and is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. If there is any conflict between the provisions of your option and those of the Plan, the provisions of the Plan will control. In addition, your option (and any compensation paid or shares issued under your option) is subject to recoupment in accordance with The Dodd-Frank Wall Street Reform and Consumer Protection Act and any implementing regulations thereunder, any clawback policy adopted by the Company and any compensation recovery policy otherwise required by applicable law.
18.CHOICE OF LAW. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without regard to such state’s conflicts of laws rules.
19.WAVIER. The failure of the Company or any successor or assign, or you, to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
20.OTHER DOCUMENTS. You hereby acknowledge receipt of and the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Plan prospectus. In addition, you acknowledge receipt of the Company’s policy permitting certain individuals to sell shares only during certain “window” periods and the Company’s insider trading policy, in effect from time to time.
21.EFFECT ON OTHER EMPLOYEE BENEFIT PLANS. The value of this option will not be included as compensation, earnings, salaries, or other similar terms used when calculating your benefits under any employee benefit plan sponsored by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any of the Company’s or any Affiliate’s employee benefit plans.
22.VOTING RIGHTS. You will not have voting or any other rights as a stockholder of the Company with respect to the shares to be issued pursuant to this option until such shares are issued to you. Upon such issuance, you will obtain full voting and other rights as a stockholder of the Company. Nothing contained in this option, and no action taken pursuant to its provisions, will create or be construed to create a trust of any kind or a fiduciary relationship between you and the Company or any other person.
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23.SEVERABILITY. If all or any part of this Option Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Option Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Option Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.
24.MISCELLANEOUS.
(a)The rights and obligations of the Company under your option will be transferable to any one or more persons or entities, and all covenants and agreements hereunder will inure to the benefit of, and be enforceable by the Company’s successors and assigns.
(b)You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your option.
(c)You acknowledge and agree that you have reviewed your option in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your option, and fully understand all provisions of your option.
(d)This Option Agreement will be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
(e)All obligations of the Company under the Plan and this Option Agreement will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
* * *
This Option Agreement will be deemed to be signed by you upon the signing by you of the Grant Notice to which it is attached.
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ATTACHMENT II
2015 EQUITY INCENTIVE PLAN

ATTACHMENT III
NOTICE OF EXERCISE

NOTICE OF EXERCISE

ALARM.COM HOLDINGS, INC.
Attention: Stock Plan Administrator
8281 Greensboro Drive, Suite 100
Tysons, Virginia	Date of Exercise: _______________
This constitutes notice to Alarm.com Holdings, Inc. (the “Company”) under my stock option that I elect to purchase the below number of shares of Common Stock of the Company (the “Shares”) for the price set forth below.

Type of option (check one):	Incentive ☐	Nonstatutory ☐
Stock option dated:	___________________	___________________
Number of Shares as to which option is exercised:	___________________	___________________
Certificates to be issued in name of:	___________________	___________________
Total exercise price:	$__________________	$__________________
Cash payment delivered herewith:	$__________________	$__________________
Value of ________ Shares delivered herewith:	$__________________	$__________________
Value of ________ Shares pursuant to net exercise (to the extent permitted by the Company at the time of exercise):	$__________________	$__________________
Regulation T Program (cashless exercise):	$__________________	$__________________

By this exercise, I agree (i) to provide such additional documents as you may require pursuant to the terms of the Alarm.com Holdings, Inc. 2015 Equity Incentive Plan and/or the applicable Option Agreement (including, if applicable, an Early Exercise Restricted Stock Purchase Agreement, as contemplated by the Option Agreement), (ii) to provide for the payment by me to you (in the manner designated by you) of your withholding obligation, if any, relating to the exercise of this option, and (iii) if this exercise relates to an Incentive Stock Option, to notify you in writing within fifteen (15) days after the date of any disposition of any of the Shares issued upon exercise of this option that occurs within two (2) years after the date of grant of this option or within one (1) year after such Shares are issued upon exercise of this option.

Very truly yours,